Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Randolph Acquisitions, Inc.:

We consent to the inclusion in the foregoing Registration Statement of Randolph Acquisitions, Inc. (the “Company”) on Form S-1 Registration No. 333-216730, of our report dated April 17, 2017, relating to our audits of the balance sheets as of December 31, 2016 and 2015, and the statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 2016 and for the period from January 12, 2015 (Inception) through December 31, 2015. Our report dated April 17, 2017, related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach

April 20, 2017